Exhibit (99.1)

EASTMAN KODAK COMPANY

17 November 2004

KODAK ANNOUNCES FURTHER UK CHANGES
AS PART OF ITS ONGOING DIGITAL STRATEGY

For nearly a year, Kodak has been delivering on its digitally-oriented strategy to adapt to significant market change, which includes reducing its global facilities by about one-third over three years. Today sees the announcement of how this will affect Kodak's UK wholesale photo processing operations.

Kodak today announced that it will close its five wholesale photofinishing labs and associated photofinishing head office and call centre in the UK over the next 12 months with the loss of approximately 500 permanent jobs. Existing Kodak customers will be given the option to use an equivalent developing and printing service from Grunwick Processing Laboratories Ltd, who will continue to make prints on Kodak materials and will offer a 72-hour service. The first of the six Kodak sites will close early 2005 and the last will close by the end of the year.

James McConnell, UK General Manager, Kodak Digital & Film
Imaging Systems, said:

"Today's announcement emphasises Kodak's intention to transform the company and remain the leader in imaging. It is driven by fundamental, structural change in the imaging industry worldwide. The simple fact is that consumer and customer preferences are changing and demand for wholesale photofinishing has fallen with the rising popularity of digital photography.

"As a result the market for film processing in the UK continues to decline, and an increasing proportion of what remains is being processed on retailers' premises using kiosks and minilabs.

"Film consumers will continue to have the opportunity to use
Kodak products and services through Grunwick whilst Kodak will concentrate resources on its consumer digital imaging strategy.

"This has been a difficult decision to take, and is no reflection on the highly valued work performed by our employees. Kodak, like every other imaging company, is responding to changing consumer trends. All employees affected will be treated with respect, with Kodak ensuring they receive enhanced severance terms plus access to counselling support, as well as assistance in identifying alternative employment."

Kodak continues to consolidate many different types of functions and operations at sites across the globe in order to respond more effectively to customers in a world that is becoming increasingly digital.

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McConnell noted that Kodak already is a leader in digital
imaging. Kodak's EASYSHARE printer docks have taken the snapshot photo printing market by storm after debuting last year, quickly achieving number one market share in the United Kingdom, according to GfK. More than one million EASYSHARE printer docks have shipped worldwide since Q2 2003 and Kodak has achieved No1 share in a number of markets including the United States. Kodak Picture Maker Kiosks allow consumers to easily print digital pictures from cameras or mobile phones at retailers, and its Ofoto subsidiary is a leading on line photo service.


Kodak facts in the UK

   - The five photofinishing laboratories are located at Northampton, Glasgow, Walsall, Wimbledon, and Portishead. The photofinishing head office and call centre is also located in Northampton.
   - Kodak's UK wholesale photofinishing volumes have decreased by 30% in 2004
   - Kodak has No. 1 share of the snapshot photo printer in UK
   -  Kodak has No. 1 Share for Photo Kiosks in the UK
   - Latest market share data on Digital Cameras put Kodak at No. 3 in the UK (August 04) (volume)

Other Kodak facts:

   - Kodak's EASYSHARE cameras made it the No. 2 seller of consumer digital cameras in the U.S. and No. 4 worldwide in 2003.
   - No. 2 worldwide in the market for computed radiography machines -- and gaining share.
   -  Leading portfolio of 1,300 patents related to inkjet;
   - NexPress, which Kodak acquired in May, sold more than 100 digital color and monochrome printing systems at drupa;
   - No. 1 provider of high-speed continuous inkjet printing systems with Kodak Versamark;
   - No. 1 seller by far of photo kiosks at retail worldwide;
   -  No. 1 in medical laser printers;
   -  No. 1 seller of document scanners;
   -  Plus the No. 1 seller of film for more than a century.
   - Leading position in Europe on photo-quality inkjet paper volume; top 3 in Germany, UK and France
   -  Health Imaging selected for UK's National Health
      Service's (NHS) National Programme for IT
   -  European Mobile Service expanding
   - Entertainment Imaging origination film share up in France
   - European launch of the Encad NovaJet 1000i - first large format Graphic Arts inkjet printer launched since the acquisition of Encad in January 2002
   - Encad Europe has installed over 400 units since launch in May 2004
   - Encad NovaJet 1000i wins GATF 2004 Intertech Award for Technological Innovation

   - Early successes in private label film business with contracts secured for approx. 30 million rolls of film over the next two years
   - Leading provider (No. 1 share) of Color Negative Medium format film in Western Europe
   - Leading provider (No. 1 share) of Color Reversal Professional format film in Western Europe
   - More than 400 portrait/wedding "pro lab" locations in Western Europe
   -  Over 2,000 Kodak Pro Centers in EAMER Emerging Markets


ENDS

For Further information please contact:

Kodak Press office: 01442 845 026 or 01442 845 027 or 01442
845 028   or 020 7395 7160 (after hours)